UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2008

Long-E International, Inc.
(Exact name of registrant as specified in its charter)

Utah	000-28727	87-0624752
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

C-6F, Huahan Chuangxin Block, Keyuan Road, Hi-Tech Industry Zone Shenzhen, 518000, Guangdong, China
(Address of principal executive offices)

Registrant’s telephone number, including area code:	86-755-3396-5188

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 17, 2008, Mr. Jin Yushan and Mr. Xu Rujiang resigned as directors of Long-E International, Inc. (the "Company"). Prior to their resignation, Mr. Jin and Mr. Xu served as members of the Company’s Audit Committee. Effective July 17, 2008, Mr. Xu also resigned as Chief Operating Officer of the Company. Mr. Jin and Mr. Xu did not resign from their positions as the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Also effective July 17, 2008, the board of directors appointed Mr. Lin Wei and Mr. Jeffrey Ganping Chen as directors. Both Mr. Lin and Mr. Chen are independent directors and have been appointed to serve on the Company’s Audit Committee and Compensation Committee, respectively.

Mr. Lin, age 41, currently serves as Vice President and director of Shenzhen Techo Telecom Ltd. Prior to serving at Shenzhen Techo Telecom Ltd., between May 1999 and December 2002 Mr. Lin served as Vice President of S & P Pharmaceutical Co., Ltd and General Manager of S & P Investment Co., Ltd, and between December 2002 and August 2006 served as Vice President and Secretary of Board of Directors for Wukuang Securities Co., Ltd. Mr. Lin has a Bachelor’s degree from South China University of Technology and a Master’s degree from the Finance and Economic College of Hunan University.

Mr. Chen, age 44, currently serves Vice President and Chief Technology Officer of Enfocom International Corporation in Calgary, Alberta, Canada, a software development and consulting company. Mr. Chen co-founded Enfocom International Corporation in January 2000. Mr. Chen has a Ph.D. in Electrical & Computer Engineering from the University of Calgary (Canada), a Master’s degree in in Electrical & Electronics Engineering from Chongqing University (People’s Republic of China), and a Bachelor’s degree in Electrical & Electronics Engineering from Chengdu University of Science and Technology (People’s Republic of China).

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONG-E INTERNATIONAL, INC.
(Registrant)

Date: July 24, 2008	/s/	Bu Shengfu
Bu Shengfu, President (principal executive officer)